Exhibit 3(i)

COMMUNITY BANCORP.

CERTIFICATE OF CREATION, DESIGNATION, POWERS,
PREFERENCES, RIGHTS, PRIVILEGES, QUALIFICATIONS,
LIMITATIONS, RESTRICTIONS, TERMS AND CONDITIONS
of
SERIES A FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK
(Without Par Value)

I, Christianne Bumps, Secretary of Community Bancorp., a Vermont corporation (the "Company"), do hereby certify that, pursuant to authority vested in the Board of Directors of the Company by 11A VSA § 6.02 and Article Five, Section B of the Company’s Amended and Restated Articles of Association (the “Articles”), the Board of Directors adopted Resolution Approving Designation and Issuance of Series A Preferred Shares on December 18, 2007, which resolution is now, and at all times since such date has been, in full force and effect, and that the Chairman and Chief Executive Officer, pursuant to the authority delegated to him by such resolution, approved the final terms of the issuance and sale of the series of preferred stock of the Company designated above.

The Series A Fixed-to-Floating Rate Non-Cumulative Preferred Stock shall have the following designation, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms and conditions:

1. Designation, Number of Shares and Seniority

The series of preferred stock of the Company created hereby (the "Series A Non-Cumulative Preferred Stock") shall be designated "Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock," shall be without a par value and shall consist of twenty-five (25) shares.  Subject to Sections 8.B and 9.H below, the Board of Directors shall be permitted to increase the authorized number of such shares at any time. The Series A Non-Cumulative Preferred Stock shall rank prior to the Common Stock of the Company, $2.50 par value per share (the "Common Stock") as to both dividends and distributions upon liquidation, to the extent provided in this Certificate.

2. Dividends

A.  For each Dividend Period from December 27, 2007 through December 31, 2012, holders of outstanding shares of Series A Non-Cumulative Preferred Stock shall be entitled to receive, ratably, when, as and if declared by the Board of Directors, in its sole discretion, out of funds legally available therefor, non-cumulative cash dividends at the annual rate of 7.50%, or $7,500.00, per share of Series A Non-Cumulative Preferred Stock. Dividends on the Series A Non-Cumulative Preferred Stock shall accrue from but not including December 27, 2007 and will be payable in arrears when, as and if declared by the Board of Directors quarterly on March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Date"), commencing on March 31, 2008. If a Dividend Payment Date is not a "Business Day," the related dividend will be paid not later than the next Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which national banks operating in Vermont are closed, or (iii) a day on which the offices of the Company are closed.

If declared, the initial dividend, which will be for the period from but not including December 27, 2007 through and including March 31, 2008, will be $83.33 per share. Thereafter, through December 31, 2012, dividends will accrue from Dividend Period to Dividend Period at a rate equal to 7.50% divided by four; the amount of dividends payable in respect of any shorter period shall be computed on the basis of twelve 30-day months and a 360-day year. Except for the initial Dividend Payment Date, the "Dividend Period" relating to a Dividend Payment Date will be the period from but not including the preceding Dividend Payment Date through and including the related Dividend Payment Date.

B.  For the Dividend Period beginning on January 1, 2013 and for each Dividend Period thereafter, dividends will accrue from Dividend Period to Dividend Period at a variable per annum rate, adjusted quarterly, equal to the Prime Rate (as hereinafter defined) in effect on the first Business Day of each quarterly Dividend Period. The amount of each dividend payable for any Dividend Period beginning on or after January 1, 2013 shall be computed on the basis of the actual number of days elapsed during such period and a 360-day year.

As used herein the term “Prime Rate” shall mean the “Prime Rate” published by the Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks as the same may be changed from time to time.  If more than one Prime Rate is published, the highest rate published shall be deemed the Wall Street Journal Prime Rate.  If the publishing of the Wall Street Journal Prime Rate shall be discontinued, then the Prime Rate shall be the corporate or similar rate (if any) published by the Wall Street Journal in replacement thereof based on similar base rates on corporate loans or, if no such replacement index shall be published, the Prime Rate shall be based on a published index which, in the Company’s sole determination, most nearly corresponds to the Wall Street Journal Prime Rate.  The Company shall furnish written notice of any such change in the index to each holder of record of the Series A Non-Cumulative Preferred Stock.

C.  Each such dividend shall be paid to the holders of record of outstanding shares of the Series A Non-CumulativePreferred Stock as they appear in the books and records of the Companyon such record date as shall be fixed in advance by the Board of Directors, not to be earlier than 60days nor later than 10 days preceding the applicable Dividend Payment Date. No dividends shall be declared or paid or set apart for payment on the Common Stock or any other class or series of stock ranking junior to or (except as hereinafter provided) on a parity with the Series A Non-CumulativePreferred Stock with respect to the payment of dividends unless dividends have been declared and paid or set apart (or ordered by the Board of Directors to be set apart) for payment on the outstanding Series A Non-CumulativePreferred Stock in respect of the then-current Dividend Period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Series A Non-CumulativePreferred Stock in the event that the Companyshall not have declared or paid or set apart (or the Board of Directors shall not have ordered to be set apart) dividends on the Series A Non-CumulativePreferred Stock in respect of any prior Dividend Period.

D.  Dividends on the Series A Non-Cumulative Preferred Stock are non-cumulative. In the event that the Companyshall not pay when due any one or more dividends or any part thereof on the Series A Non-CumulativePreferred Stock, the holders of the Series A Non-CumulativePreferred Stock shall not have any claim in respect of such non-payment so long as no dividend is paid onthe Common Stock or onanyotherjunior or parity stock in violation of the preceding sentence.

E.  Notwithstanding any other provision of this Certificate, the Board of Directors, in its discretion, may choose to pay dividends on the Series A Non-Cumulative Preferred Stock without the payment of any dividends on the Common Stock or any other class or series of stock from time to time outstanding ranking junior to the Series A Non-Cumulative Preferred Stock with respect to the payment of dividends.

F.  No dividend shall be declared or paid or set apart for payment on any shares of the Series A Non-Cumulative Preferred Stock if at the same time any arrears or default exists in the payment of dividends on any outstanding class or series of stock of the Company ranking prior to or on a parity with the Series A Non-Cumulative Preferred Stock with respect to the payment of dividends. If and whenever dividends, having been declared, shall not have been paid in full, as aforesaid, on shares of the Series A Non-Cumulative Preferred Stock and on the shares of any other class or series of the Company’s capital stock ranking on a parity with the Series A Non-Cumulative Preferred Stock with respect to the payment of dividends, all such dividends that have been declared on shares of the Series A Non-Cumulative Preferred Stock and on the shares of any such other class or series shall be paid pro rata, so that the respective amounts of dividends paid per share on the Series A Non-Cumulative Preferred Stock and on such other class or series shall in all cases bear to each other the same ratio that the respective amounts of dividends declared but unpaid per share on the shares of the Series A Non-Cumulative Preferred Stock and on the shares of such other class or series bear to each other.

G.  Holders of shares of the Series A Non-Cumulative Preferred Stock shall not be entitled to any dividends, in cash or in property, other than as herein provided and shall not be entitled to interest, or any sum in lieu of interest, on or in respect of any dividend payment.

3. Optional Redemption

A.  Subject to (i) the notice provisions set forth in Section 3.B below, (ii) the receipt by the Company of the prior approval of the Board of Governors of the Federal Reserve System (or its delegate, the Federal Reserve Bank of Boston), and (iii) any further limitations which may be imposed by law or by any contract, agreement or indenture by which the Company is bound, the Company may redeem the Series A Non-Cumulative Preferred Stock, in whole or in part, out of funds legally available therefor, at the redemption price of $100,000 per share plus an amount, determined in accordance with Section 2 above, equal to the amount of the dividend, if any, otherwise payable with respect to that portion of the Dividend Period that ends on the date of redemption, accrued through and including the date of such redemption, whether or not declared. If fewer than all of the outstanding shares of the Series A Non-Cumulative Preferred Stock are to be redeemed, the Company shall select shares to be redeemed from the holders of record of the outstanding shares not previously called for redemption on a pro rata basis (as nearly as possible) among such holders of the Series A Non-Cumulative Preferred Stock. If the Company redeems the Series A Non-Cumulative Preferred Stock, the dividend that would otherwise be payable with respect to that portion of the Dividend Period ending on the date of redemption will be included in the redemption price of the shares redeemed and will not be separately payable.

B.  In the event the Company shall redeem any or all of the Series A Non-Cumulative Preferred Stock as aforesaid, notice of such redemption shall be given by the Company by first class mail, postage prepaid, mailed neither less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares of the Series A Non-Cumulative Preferred Stock being redeemed, at such holder's address as the same appears in the books and records of the Company. Each such notice shall state the number of shares being redeemed from each holder of record of the shares of the Series A Non-Cumulative Preferred Stock, the redemption price, the redemption date and the place at which such holder's certificate(s) representing shares of the Series A Non-Cumulative Preferred Stock must be presented for cancellation or exchange, as the case may be, upon such redemption. Failure to give notice, or any defect in the notice, to any holder of the Series A Non-Cumulative Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other holder of the Series A Non-Cumulative Preferred Stock being redeemed.

C.  Notice having been mailed as aforesaid, from and after the redemption date specified therein and upon payment of the consideration set forth in Section 3.A above, said shares of the Series A Non-Cumulative Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of the Series A Non-Cumulative Preferred Stock shall cease, with respect to shares so redeemed, other than the right to receive the redemption price for such redeemed shares.

D.  Any shares of the Series A Non-Cumulative Preferred Stock which shall have been redeemed shall, after such redemption, no longer have the status of authorized, issued or outstanding shares.

4. No Voting Rights

Except to the limited extent set forth in Section 9.H below, the shares of the Series A Non-Cumulative Preferred Stock shall not have any voting powers, either general or special.

5. No Redemption, Conversion or Exchange Rights

The holders of shares of the Series A Non-Cumulative Preferred Stock shall not have any right to require that the Company redeem any or all of such shares nor any right to convert such shares into or exchange such shares for any other class or series of capital stock or other securities or obligations of the Company.

6. No Preemptive Rights

No holder of the Series A Non-Cumulative Preferred Stock shall as such holder have any preemptive right to purchase or subscribe for any other shares, rights, options or other securities of any class or series of the Company which at any time may be sold or offered for sale by the Company.

7. Liquidation Rights and Preference

A.  Except as otherwise set forth herein, upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, after payment of or provision for the liabilities of the Company and the expenses of such dissolution, liquidation or winding up, the holders of the outstanding shares of the Series A Non-Cumulative Preferred Stock shall be entitled to receive, upon liquidation, out of the assets of the Company available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or any other class or series of stock of the Company ranking junior to the Series A Non-Cumulative Preferred Stock, the amount of $100,000 per share plus an amount, determined in accordance with Section 2 above, equal to the dividend, if any, otherwise payable for the portion of the then-current Dividend Period accrued through and including the date of payment in respect of such dissolution, liquidation or winding up. The holders of the outstanding shares of any class or series of the Company’s stock then ranking on a parity with the Series A Non-Cumulative Preferred Stock shall be entitled to receive, upon liquidation, out of the assets of the Company available for distribution to stockholders, before any such payment or distribution shall be made on the Common Stock or any other class or series of the Company’s stock ranking junior to the Series A Non-Cumulative Preferred Stock and to such parity stock, any corresponding preferential amount to which the holders of such parity stock may, by the terms thereof, be entitled; provided, however, that if the assets of the Company available for distribution to stockholders shall be insufficient for the payment of the amount which the holders of the outstanding shares of the Series A Non-Cumulative Preferred Stock and the holders of the outstanding shares of such parity stock shall be entitled to receive upon such dissolution, liquidation or winding up of the Company as aforesaid, then, subject to subsection B of this Section 7, all of the assets of the Company available for distribution to stockholders shall be distributed to the holders of outstanding shares of the Series A Non-Cumulative Preferred Stock and to the holders of outstanding shares of such parity stock pro rata, so that the amounts so distributed to holders of the Series A Non-Cumulative Preferred Stock and to holders of such classes or series of such parity stock, respectively, shall bear to each other the same ratio that the respective distributive amounts to which they are so entitled bear to each other. After the payment of the aforesaid amounts to which they are entitled, the holders of outstanding shares of the Series A Non-Cumulative Preferred Stock and the holders of outstanding shares of any such parity stock shall not be entitled to any further participation in any distribution of assets of the Company.

B.  Notwithstanding the foregoing, upon the dissolution, liquidation or winding up of the Company, the holders of shares of the Series A Non-Cumulative Preferred Stock then outstanding shall not be entitled to be paid any amounts to which such holders are entitled pursuant to subsection A of this Section 7 unless and until the holders of any classes or series of stock of the Company ranking prior upon liquidation to the Series A Non-Cumulative Preferred Stock shall have been paid all amounts to which such classes or series are entitled pursuant to their respective terms.

C.  Neither the sale of all or substantially all of the property or business of the Company, nor the merger, consolidation or combination of the Company into or with any other corporation or entity, nor any change in control of the Company shall be deemed to be a dissolution, liquidation or winding up for the purpose of this Section 7.

8. Additional Series of Preferred Stock

A.  Subject to Section 8.B, (i) the Board of Directors shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional series of the Company’s preferred stock, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof; and (ii) any such class or series of stock may rank prior to or on a parity with or junior to the Series A Non-Cumulative Preferred Stock as to dividends or upon liquidation or otherwise.

B.  Notwithstanding anything herein to the contrary, theunanimousconsent of the holders of all of the outstanding sharesof the Series A Non-Cumulative Preferred Stock shall be required under Section 9.H(ii) prior to(i)the creation of any class or series of preferred stock havingparity with, ora preference over,the Series A Non-Cumulative Preferred Stock in payment of dividends or upon liquidation of the Companyor (ii) the authorization of additional shares of the Series A Non-Cumulative Preferred Stock.

9. Miscellaneous

A.  Any stock of any class or series of the Company’s preferred stock shall be deemed to rank:

(i) prior to the shares of the Series A Non-Cumulative Preferred Stock, either as to dividends or distributions upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of the Series A Non-Cumulative Preferred Stock;

(ii) on a parity with shares of the Series A Non-Cumulative Preferred Stock, either as to dividends or distributions upon liquidation, whether or not the dividend rates or amounts, dividend payment dates or redemption or liquidation prices per share, if any, be different from those of the Series A Non-Cumulative Preferred Stock, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other, as between the holders of such class or series and the holders of shares of the Series A Non-Cumulative Preferred Stock; and

(iii) junior to shares of the Series A Non-Cumulative Preferred Stock, either as to dividends or distributions upon liquidation, if such class or series shall be Common Stock, or if the holders of shares of the Series A Non-Cumulative Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such class or series.

B.  The Company and any agent of the Company may deem and treat the holder of a share or shares of Series A Non-Cumulative Preferred Stock, as shown in the Company's books and records, as the absolute owner of such share or shares of Series A Non-Cumulative Preferred Stock for the purpose of receiving payment of dividends in respect of such share or shares of Series A Non-Cumulative Preferred Stock and for all other purposes whatsoever, and neither the Company nor any agent of the Company shall be affected by any notice to the contrary. All payments made to or upon the order of any such person shall be valid and, to the extent of the sum or sums so paid, effectual to satisfy and discharge liabilities for moneys payable by the Company on or with respect to any such share or shares of Series A Non-Cumulative Preferred Stock.

C.  The shares of the Series A Non-Cumulative Preferred Stock, when duly issued, shall be fully paid and non-assessable.

D.  The Series A Non-Cumulative Preferred Stock shall be issued, and shall be transferable on the books of the Company, only in whole shares, it being intended that no fractional interests in shares of Series A Non-Cumulative Preferred Stock shall be created or recognized by the Company.

E.  For purposes of this Certificate, the term "the Company" means Community Bancorp. and includes any successor thereto by operation of law or by reason of a merger, consolidation or combination.

F.  This Certificate and the respective rights and obligations of the Company and the holders of the Series A Non-Cumulative Preferred Stock with respect to such Series A Non-Cumulative Preferred Stock shall be construed in accordance with and governed by the laws of the State of Vermont.

G.  Any notice, demand or other communication which by any provision of this Certificate is required or permitted to be given or served to or upon the Company shall be given or served in writing addressed (unless and until another address shall be provided to the stockholders in writing) to Community Bancorp., P.O. Box 259, Derby, Vermont  05829, Attn: President. Such notice, demand or other communication to or upon the Company shall be deemed to have been sufficiently given or made only upon actual receipt of a writing by the Company. Any notice, demand or other communication which by any provision of this Certificate is required or permitted to be given or served by the Company hereunder may be given or served by being deposited first class, postage prepaid, in the United States mail addressed (i) to the holder as such holder's name and address may appear at such time in the Company’s books and records, or (ii) if to a person or entity other than a holder of record of the Series A Non-Cumulative Preferred Stock, to such person or entity at such address as appears to the Company to be appropriate at such time. Such notice, demand or other communication shall be deemed to have been sufficiently given or made, for all purposes, upon mailing.

H.  The Company, by or under the authority of the Board of Directors, may amend, alter, supplement or repeal any provision of this Certificate or of the Company’s Articles pursuant to the following terms and conditions:

(i) Without the consent of the holders of the Series A Non-Cumulative Preferred Stock, the Company may amend, alter, supplement or repeal any provision of this Certificate to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Certificate, provided that such action shall not materially and adversely affect the interests of the holders of the Series A Non-Cumulative Preferred Stock.

(ii) The unanimous consent of the holders of all of the shares of the Series A Non-Cumulative Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Series A Non-Cumulative Preferred Stock shall vote together as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration, supplementation or repeal of the provisions of this Certificate or of the Company’s Articles if such amendment, alteration, supplementation or repeal would (i) increase the number of authorized shares of the Series A Non-Cumulative Preferred Stock; (ii) create a series or class of shares that would have parity with, or preference over, the Series A Non-Cumulative Preferred Stock in the payment of dividends or upon liquidation of the Company, or (iii) otherwise materially and adversely affect the powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms or conditions of the Series A Non-Cumulative Preferred Stock. The creation and issuance of any other class or series of capital stock junior to the Series A Non-Cumulative Preferred Stock, or the issuance of additional shares of the Company’s common stock, shall not be deemed to constitute such an amendment, alteration, supplementation or repeal.

(iii) Holders of the Series A Non-Cumulative Preferred Stock shall be entitled to one vote per share on matters on which their consent is required pursuant to subparagraph (ii), of subsection H of this Section 9. In connection with any meeting of such holders, the Board of Directors shall fix a record date, neither earlier than 60 days nor later than 10 days prior to the date of such meeting, and holders of record of shares of the Series A Non-Cumulative Preferred Stock on such record date shall be entitled to notice of and to vote at any such meeting and any adjournment, to the extent provided herein.

The Board of Directors, or such person or persons as it may designate, may establish reasonable rules and procedures as to the solicitation of the consent of holders of the Series A Non-Cumulative Preferred Stock at any such meeting or otherwise, not inconsistent with applicable law.

I.  RECEIPT AND ACCEPTANCE OF A SHARE OR SHARES OF THE SERIES A NON-CUMULATIVE PREFERRED STOCK BY OR ON BEHALF OF A HOLDER SHALL CONSTITUTE THE UNCONDITIONAL ACCEPTANCE BY THE HOLDER (AND ALL OTHERS HAVING BENEFICIAL OWNERSHIP OF SUCH SHARE OR SHARES) OF ALL OF THE TERMS AND PROVISIONS OF THIS CERTIFICATE. NO SIGNATURE OR OTHER FURTHER MANIFESTATION OF ASSENT TO THE TERMS AND PROVISIONS OF THIS CERTIFICATE SHALL BE NECESSARY FOR ITS OPERATION OR EFFECT AS BETWEEN THE COMPANY AND THE HOLDER (AND ALL SUCH OTHERS).

IN WITNESS WHEREOF, I have hereunto set my hand and the seal of Community Bancorp. as of this 27th day of December, 2007.

[Seal]

/s/ Christianne Bumps
Christianne Bumps, Secretary